Exhibit 10

AMENDMENT TO THE FIRST MIDWEST BANCORP, INC.

NONQUALIFIED RETIREMENT PLAN

    WHEREAS, an amendment to the First Midwest Bancorp, Inc. Nonqualified Retirement Plan, as amended and restated effective January 1, 2000, is necessary and advisable to provide for timely crediting of the Annual Pension Restoration Amount thereunder to Participants whose employment terminates during a Plan Year;

NOW, THEREFORE, the Section 3.11(d) of the Plan is hereby effective as of July 1, 2002 to read:
"(d)	Crediting or Debiting Method. The performance of each elected Investment Fund (either positive or negative) will be determined by the Committee, in its reasonable discretion, based on the performance of the Investment Funds themselves. A Participant's Account Balance shall be credited or debited on a daily basis based on the performance of each Investment Fund selected by the Participant, as determined by the Committee in its sole discretion, as though (i) a Participant's Account Balance were invested in the Investment Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, as of the close of business on the first business day of such calendar quarter, at the closing price on such date; (ii) the portion of the Annual Deferral Amount that was actually deferred during any calendar quarter were invested in the Investment Fund(s) selected by the Participant, in the percentages applicable to such calendar quarter, no later than the close of business on the first business day after the day on which such amounts are actually deferred from the Participant's Base Annual Salary through reductions in his or her payroll, at the closing price on such date; and (iii) any distribution made to a Participant that decreases such Participant's Account Balance ceased being invested in the Investment Fund(s), in the percentages applicable to such calendar quarter, no earlier than one business day prior to the distribution, at the closing price on such date. In furtherance of the foregoing, for purposes of crediting dividends attributable to the Stock Investment Fund, dividends shall be credited as of the record date thereof. The Participant's Annual Company Contribution Amount, Annual Company Matching Amount, Annual Profit Sharing Restoration Amount and Annual Pension Restoration Amount shall be credited to his or her Company Contribution Account, Company Matching Account, Profit Sharing Restoration Account and/or Pension Restoration Account, as the case may be, as of the last day of the Plan Year to which they relate; provided, however, that any Annual Pension Restoration Amount to be credited with respect to the Plan Year in which the Participant's Termination of Employment or death occurs shall be credited no later than 30 days after the date such Termination of Employment or death occurs. Despite the foregoing, to the extent the Deferral and other amounts described in this Article 3 are paid into the Trust and the Trust assets are invested from time to time to reflect the elections made by Participants pursuant to Section 3.11(a) above, then each Participant's Account Balance shall be debited or credited on the basis of the actual investment gains or losses of the Trust in lieu of crediting of the gains or losses in accordance with clauses (i), (ii) and (iii) above."

    IN WITNESS WHEREOF, the undersigned officer, duly authorized by resolutions of the Board of Directors of First Midwest Bancorp, Inc., has signed this Amendment on the 21st day of August, 2002, effective as of the date set forth herein.

FIRST MIDWEST BANCORP, INC.
	By:	/s/ROBERT P. O'MEARA Robert P. O'Meara Chairman of the Board and Chief Executive Officer

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